Exhibit 10.2

AMENDMENT NO. 3
TO THE
2014 INCENTIVE PLAN
OF
COMMUNITY HEALTHCARE TRUST INCORPORATED

June 28, 2017

The Compensation Committee of Community Healthcare Trust Incorporated, a Maryland corporation (the “Corporation”), does hereby approve and adopt the following Amendment No. 3 to the Corporation’s 2014 Incentive Plan (as amended by Amendments No. 1 and No. 2 to the 2014 Incentive Plan of the Corporation, the “Incentive Plan”), effective as of the date set forth above, pursuant to the Articles of Incorporation, as amended, of the Corporation, the Bylaws, as amended, of the Corporation and the Maryland General Corporation Law (the “MGCL”). All capitalized terms used herein but not otherwise defined shall have the same meaning as provided in the Incentive Plan.

FIRST, the Incentive Plan is hereby amended by deleting Section 7.2 in its entirety and replacing it with the following:

7.2          Definition of Change in Control.  For purposes hereof, a “Change in Control” means the occurrence of any of the following events:

(a)             any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of CHCT representing 50% or more of the combined voting power of CHCT’s then outstanding securities; or

(b)             at any time during any 24-month period at least a majority of the Board shall cease to consist of “continuing directors” (meaning directors of CHCT who either were directors prior to such 24-month period or who subsequently became directors and whose election, or nomination for election by CHCT’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such 24-month period) ; or

(c)             the consummation of a merger or consolidation of CHCT with any other entity, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of CHCT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of CHCT or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of CHCT is not affected and following which CHCT’s chief executive officer and directors retain their positions with CHCT (and constitute at least a majority of the Board); or

(d)             the stockholders of CHCT approve a plan of complete liquidation of CHCT or an agreement for the sale or disposition by CHCT of all or substantially all of CHCT’s assets.

Notwithstanding the foregoing, to the extent necessary to satisfy section 409A of the Code, an event will not constitute a Change in Control unless it constitutes a change in the ownership or effective control of CHCT, or in the ownership of a substantial portion of the assets of CHCT, as described in section 409A of the Code and the regulations thereunder.

SECOND, except as hereinabove amended, the Corporation’s Incentive Plan is to continue in full force and effect.